Exhibit 3.70

OPERATING AGREEMENT

OF

BRIM PHYSICIANS GROUP OF COLORADO, LLC

A COLORADO LIMITED LIABILITY COMPANY

Dated as of October 1, 2010

OPERATING AGREEMENT

OF

BRIM PHYSICIANS GROUP OF COLORADO, LLC

THIS OPERATING AGREEMENT is made and entered into as of this 1st day of October, 2010 by and between the Company (as defined below) and the person or entity identified as the Member on the attached Exhibit 1.

ARTICLE I

COMPANY FORMATION AND REGISTERED AGENT

Section 1.1 Formation. The Member has caused to be formed a limited liability company (the “Company”) subject to the provisions of the Colorado Limited Liability Company Act (the “Act”).

Section 1.2 Name. The name of the Company is: BRIM PHYSICIANS GROUP OF COLORADO, LLC.

Section 1.3 Registered Office and Agent. The location of the registered office of the Company shall be National Registered Agents, Inc., 1535 Grant Street, Suite 140, Denver, CO 80203. The Company’s registered agent at such address shall be National Registered Agents, Inc.

Section 1.4 Term. The Company shall continue for a perpetual term unless dissolved by:

(a) The Member;

(b) Any event which makes it unlawful for the business of the Company to be carried on by the Member; or

(c) Any other event requiring a dissolution of a limited liability company under the Act and not allowing a reinstatement of the Company.

Section 1.5 Business Purpose. The purpose of the Company is to engage in its Core Business, and any other lawful activity under the Act as determined by the Member.

Section 1.6 Principal Place of Business. The location of the principal place of business of the Company shall be as the Member shall from time to time select.

Section 1.7 Tax Status. The Company shall be classified as a disregarded entity for federal and state tax purposes. As such and solely for federal and state tax purposes, the Company shall be treated in the same manner as a branch or division of the Member. The Company shall not elect to be treated as a corporation for federal or state tax purposes unless approved in advance by the Member.

ARTICLE II

DEFINITIONS

Section 2.1 “Act” means the Colorado Limited Liability Company Act, as the same may be amended from time to time.

Section 2.2 “Affiliate” means, with respect to any Member, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, a Member. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

Section 2.3 “Agreement” means this Operating Agreement and the attached exhibits, as the same may be amended from time to time.

Section 2.4 “Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

Section 2.5 “Company” means BRIM PHYSICIANS GROUP OF COLORADO, LLC.

Section 2.6 “Core Business” means the Company’s business involving (i) an organized health care provider network for delivering, providing or arranging for the delivery or provision of certain health care services, by physicians and other licensed or certified health care practitioners, pursuant to Sections 6-18-301-304 of the Colorado Revised Statutes, operating when applicable as a physician group practice, (ii) the leasing of certain medical office space, equipment, furnishings, and improvements to be used in connection with operation of a medical practice, and (iii) all other lawful business activities as authorized by the laws of the State of Colorado.

Section 2.7 “Member” means that entity identified in Exhibit 1 and such other persons or entities who may be admitted as Members from time to time.

Section 2.8 “Percentage Interest” means the percentage interest of each Member in the Company as initially set forth in Exhibit 1, and as adjusted from time to time in accordance with this Agreement. The Company’s total aggregate Percentage Interests shall equal 100%.

Section 2.9 “Provider Network” means a group of health care providers formed to provide health care services to individuals.

ARTICLE III

CONTRIBUTIONS; DISTRIBUTIONS

Section 3.1 Initial Member. As of the date of this Agreement, the initial capital contribution has been made by the initial Member in exchange for the percentage of ownership interests set forth beside its name on Exhibit 1.

Section 3.2 Subsequent Additional Contributions. If the Member determines that the Company requires additional funds for any purpose reasonably related to the business of the Company, and such funds cannot be borrowed on terms acceptable to the Member, the Member may make additional capital contributions to the Company or loan money to the Company.

Section 3.3 Distributions. From time to time, the Company may make distributions to the Member in such amount as is determined by the Member in its reasonable business judgment.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF THE MEMBER

Section 4.1 Limitation of Liability. The Member’s liability with respect to the Company shall be limited as provided in the Act, this Agreement and any applicable law.

Section 4.2 Company Liability. The Member shall not be personally liable for any debts, obligations or losses of the Company beyond its (i) capital contributions to the Company and (ii) share of the Company’s undistributed profits, except as may otherwise be provided for by law.

Section 4.3 Access to Information; Records. The Member has the right to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the Member’s interest in the Company all information required to be provided to the Member under the Act.

Section 4.4 Indemnification. The Company shall indemnify the Member and any officers of the Company to the fullest extent permitted by the Act.

Section 4.5 Liability to Third Parties. Unless otherwise provided by the Act, the Member shall not be liable for any debts, obligations or liabilities of the Company whether arising in contract, tort or otherwise, or for acts or omissions of any agent or employee of the Company.

Section 4.6 Withdrawal. The Member does not have the right to disassociate or withdraw from the Company or be repaid its capital contribution(s) except as provided in this Agreement.

ARTICLE V

MANAGEMENT AND CONTROL OF BUSINESS

Section 5.1 Member Managed. The management and business affairs of the Company shall be vested in the Member.

Section 5.2 Officers. The Member may appoint, from time to time, a President and a Secretary, along with any other officers as it may choose, to act on behalf of the Company and carry out the day-to-day business and affairs of the Company under the terms and conditions as the Member may determine; provided that such appointment shall not in any manner limit the rights and duties of the Member with respect to the management of the Company. All officers shall hold office until their successors have been duly elected and qualified. The President shall serve as the chief executive officer of the Company and shall have the responsibilities, duties, obligations, powers and authority contained herein or expressly delegated to him by the Member. The Secretary shall keep the corporate records of the Company and shall have the responsibilities, duties, obligations, powers and authority prescribed by the Member for the Secretary. No person dealing with the President or Secretary shall be required to determine the President’s or Secretary’s authority to make any commitment or undertaking on behalf of the Company, nor to determine any fact or circumstances bearing upon the existence of his or her authority.

Section 5.3 Authority of Member to Bind the Company. The Member shall have the power, on behalf of the Company, to do all things necessary or proper to carry out the business and affairs of the Company.

Section 5.4 Duty of Good Faith. The Member shall perform its management duties in good faith, in a manner it reasonably believes to be in the Company’s best interest, and with such care as ordinary prudent persons in similar positions would use under similar circumstances and conditions. The Member shall not be liable to the Company for any low or damage unless the loss or damage was the result of gross negligence, willful misconduct or illegal conduct.

Section 5.5 Meetings. No annual or regular meetings of the Member are required. Meetings of the Member may be held at any place designated by the Member.

Section 5.6 Action by Member Without a Meeting. All actions required or permitted to be taken by the Member may be taken by written consent (including by electronic transmission, such as e-mail) without advance notice and without a meeting, including, but not limited to, actions required to be taken by the Member under the Act.

Section 5.7 Addition of Member and Establishment of Member Classes. Any person or entity may become a member upon the consent of the Member on such terms and for such consideration (including services to be rendered) as the Member shall determine.

Section 5.8 Non-Exclusive Duty. The Member shall not be required to manage the Company as its sole and exclusive function, and the Member and its Affiliates may have other business interests and may engage in other activities in addition to those relating to the Company, even if such interests or activities are competitive with the business of the Company or its Affiliates, provided that the Member shall devote sufficient time and attention to perform its duties as required hereunder. Neither the Company nor any Member other than the Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Member, or to the income or proceeds derived therefrom, even if such investments or activities are competitive with the business of the Company or its Affiliates.

Section 5.9 Independent Judgment. The Company, which operate as a provider network in accordance with C.R.S. § 6-18-301, must at all times comply with the standards of professional conduct promulgated by the various licensure boards for the respective healthcare professionals. Nothing in this Agreement or any other agreement, arrangement or understanding by, between or among the Company and any professional licensed or certified by the State of Colorado shall affect the exercise of the licensed or certified professional’s independent judgment in the practice of the profession. No licensed professional shall be required to refer a patient to a specific provider for services or to take any action that the licensed professional does not believe to be in the best interests of the patient. The Company does not practice medicine or any other healthcare discipline for which licensure by the state is required.

ARTICLE VI

PROPERTY, ACCOUNTS AND RECORDS

Section 6.1 Property. Any and all property of the Company shall be held in the name of the Company.

Section 6.2 Bank Accounts. The Member shall open a bank account in the name of the Company.

Section 6.3 Books. The Company shall maintain complete and accurate books of account of its affairs. Such books shall include profit and loss statements of the Company and other records required by the Act. Such books shall be kept under the accrual method of accounting according to generally accepted accounting principles. The Company shall have the same fiscal year as the Member.

Section 6.4 Reports. The Company shall close the books of account after the close of each fiscal year and shall prepare and send to the Member a statement of the Company’s income and expenses for income tax reporting purposes.

ARTICLE VII

TRANSFERABILITY OF INTERESTS

Section 7.1 Assignment. The Member may assign all or any portion of its interest in the Company.

Section 7.2 Rights of Assignee. An assignee that becomes a Member shall have all the rights, duties and liabilities under this Agreement of his or its assignor.

ARTICLE VIII

DISSOLUTION; LIQUIDATION

Section 8.1 Dissolution; Liquidation. Upon the occurrence of an event terminating the Company, the Member shall act as liquidator to wind up the affairs and business of the Company. All Company property shall be distributed in accordance with the Act.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments. This Agreement may not be amended except in a writing signed by the Member.

Section 9.2 Governing Law. This Agreement and its interpretation shall be governed exclusively by its terms and by the laws of the State of Colorado, and specifically the Act.

Section 9.3 Further Agreements. The Member hereby agrees to execute such other and further statements of interest and holdings, designations and other instruments necessary to comply with any laws, rules or regulations.

Section 9.4 Severability; Assignment; Counterparts. If any provision hereof or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent or for an reason, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. Each covenant, term, provision and agreement herein shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The agreement may be executed and delivered by facsimile transmission or other electronic means.

Section 9.5 Construction Principles. Whenever the singular number is used herein and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings herein are inserted for convenience only and do not describe, interpret, define, or limit the scope, extent or intent of this agreement or any provision hereof.

IN WITNESS WHEREOF, the Member has caused its authorized person to execute this Operating Agreement as of this 1st day of October, 2010.

SOLE MEMBER:

BRIM HOLDING COMPANY, INC.

By:	/s/ Frank A. Coyle
Name: Frank A. Coyle
Its: Secretary

Accepted and Agreed to by the Company:

BRIM PHYSICIANS GROUP OF COLORADO, LLC

By:	Brim Healthcare of Colorado, LLC d/b/a Pikes Peak Regional Hospital, as Manager of the Company

By: /s/ Dolores Horvath
Name: Dolores Horvath
Its: CEO

EXHIBIT 1

OPERATING AGREEMENT

OF

BRIM PHYSICIANS GROUP OF COLORADO, LLC

PERCENTAGE INTERESTS

MEMBER NAME	ADDRESS	PERCENTAGE INTEREST
Brim Holding Company, Inc.	117 Seaboard Lane, Building E Dover Centre Franklin TN 37067	100%

Total		100%

8945994.2